Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2006, (except for the fourth paragraph of Note 10, as to which the date is May 3, 2006) in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-131741) and related Prospectus of Novacea, Inc. for the registration of 7,187,500 shares of its common stock.

Ernst & Young LLP

Palo Alto, California

May 5, 2006